INSURED PERSON POLICY OWNER POLICY NUMBER	1[RICHARD ROE] 1[RICHARD ROE] 1[XX XXX XXX]

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

HOME OFFICE: 2[1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104

(800) 777-6510

WWW.EQUITABLE.COM]

We agree to pay the Insurance Benefit of this policy and provide its other benefits and rights in accordance with its provisions.

This is a flexible premium variable adjustable life insurance policy. You can, within limits:

•	make premium payments at any time and in any amount;

•	reduce the base policy face amount;

•	change the death benefit option;

•	change the allocation of net premiums and deductions among your investment options; and

•	transfer amounts among your investment options.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

The portion of your Policy Account that is in an investment fund of our SA will vary up or down in accordance with the experience of the SA; there are no minimum guarantees as to such portion of your Policy Account.

The amount and duration of the death benefit may increase or decrease with investment experience. See the “Base Policy Death Benefit” provision of this policy for a description of the variable death benefit.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy.

This is a non-participating policy.

Right to Examine Policy. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning it with a written request for cancellation to our Administrative Office within 3[10] days from the date you receive it. If you do this, we will refund the Policy Account value calculated as of the business day we receive your request for cancellation (or, as of the business day the agent receives your request), plus any charges deducted from premiums that were paid and from the Policy Account value, minus any outstanding loan and accrued loan interest.

Read Your Policy Carefully. It is a legal contract between you and Equitable Financial Life Insurance Company.

2[

	Mark Pearson, Chairman of the Board,	Dave S. Hattem, Senior Executive Director
	and Chief Executive Officer	Secretary and General Counsel]

ICC20-20-100	PAGE 1

SUMMARY

In this policy:

“We,” “our” and “us” mean Equitable Financial Life Insurance Company.

“You” and “your” mean the owner of this policy at the time an owner’s right is exercised.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.

Attained age means age on the birthday nearest to the beginning of the current policy year.

Administrative Office:

The address of our Administrative Office is shown in the “Policy Information” section of this policy. You should send correspondence to that office. Premium payments should be sent to the address listed on your billing notice.

Copies of the application for this policy and any additional benefit riders are attached to the policy.

INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment results.

Our GIA earns interest at rates that will never be less than the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount; the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the “Base Policy Death Benefit” provision. The Insurance Benefit of this policy is payable upon the death of the insured person while the policy is in force.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.

ICC20-20-100	PAGE 2

TABLE OF CONTENTS

POLICY INFORMATION PAGES	Pages 3-4

Policy Information; Additional Benefits; Table of Guarantee Premiums; Additional Benefits; Additional Benefits - How the Variable Indexed Option Rider Relates to Other Riders or Endorsements on Your Policy; The Investment Options of Your Policy; Transfers Among Investment Options; Table of Maximum Deductions from Premium Payments; Table of Maximum Monthly Deductions from Your Policy Account; Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk; Table of Maximum Rates for Disability Rider Waiver of Monthly Deductions; Table of Percentages; Table of Maximum Policy Continuation Charge Rates; Table of Surrender Charges for the Initial Base Policy Face Amount

THOSE WHO BENEFIT FROM THIS POLICY	Page 5
Owner; Beneficiary; Changing the Owner or Beneficiary; Assignment

THE INSURANCE BENEFIT WE PAY	Pages 5-6
Interest on the Insurance Benefit We Pay; Base Policy Death Benefit; Coverage After Age 121

THE PREMIUMS YOU PAY	Page 7
Limits

ALLOCATIONS TO YOUR INVESTMENT OPTIONS	Page 7

YOUR POLICY ACCOUNT AND HOW IT WORKS	Pages 7-8
Premium Payments; Monthly Deductions; Cost of Insurance

REDUCING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT OPTION	Page 8

CASH SURRENDER VALUE OF YOUR POLICY	Pages 9-10
Cash Surrender Value; Net Cash Surrender Value; Surrender Charges; Partial Withdrawal

HOW A LOAN CAN BE MADE	Pages 10-11
Policy Loans; Carry Over Loans; Loan Value; Loan Interest; Loan Repayment

GRACE PERIOD AND RESTORING YOUR POLICY BENEFITS	Page 12
Grace Period; Restoring Your Policy Benefits

OTHER IMPORTANT INFORMATION	Pages 13-15

Annual Report; How Benefits Are Paid; Your Contract with Us; Policy Changes – Applicable Tax Law; Changes in Policy Cost Factors; Incontestability; Fraud Exception; Misstatement of Age or Sex; Suicide Exclusion; How We Measure Policy Periods and Anniversaries; How, When and What We May Defer; The Basis We Use for Computation; Change in Risk Classification; Policy Illustrations; Conformity with Interstate Insurance Product Regulation Commission Standards

ICC20-20-100	PAGE 2.1

Those Who Benefit from this Policy

Owner. Unless otherwise stated in the application, or later changed, the owner of this policy is the insured person. The owner can exercise all the rights of this policy while the insured person is living. If there are multiple owners, consent of all owners is required. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy.

Beneficiary. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named. If more than one beneficiary is named, they can be classified as primary or contingent.

The Insurance Benefit will be paid to the primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have stated otherwise.

If there is no beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person’s surviving children in equal shares, unless you have stated otherwise. If none survive, we will pay the insured person’s estate.

Changing the Owner or Beneficiary. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us.

You can get such a form from your agent or by writing to us. If a beneficiary is designated irrevocable, any change will require the written consent of that beneficiary. The change will take effect on the date you sign the notice, unless otherwise specified by you, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict changes in ownership in order to satisfy applicable laws or regulations.

Assignment. You may assign this policy; however, we will not be bound by an assignment unless we have recorded it. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. The assignment, unless otherwise specified by you, will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict assignments in order to satisfy applicable laws or regulations.

The Insurance Benefit We Pay

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive: (1) proof that the insured person died while this policy was in force; (2) proof of interest of the claimant; and (3) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

•	the death benefit described in the “Base Policy Death Benefit” provision;

•	plus any other benefits then due from riders to this policy, which are payable to the base policy beneficiary;

•	minus any policy loan and accrued loan interest, or liens;

•

minus any overdue deductions from your Policy Account if the insured person dies during a grace period. (If the insured person dies within the No Lapse Guarantee Period of a No Lapse Guarantee Rider in effect under this policy, the amount subtracted will not exceed the premium amount, if any, that would have been necessary to maintain the guarantee of such No Lapse Guarantee Rider in effect under this policy).

ICC20-20-100	PAGE 5

Interest on the Insurance Benefit We Pay. Interest on the resulting amount stated above shall accrue and be payable from the date of death. Interest shall accrue at a rate not less than the Two-Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, we will use the rate in effect on the date of death.

Interest shall accrue at the effective annual rate determined above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Items 1, 2 and 3.

1.	The date that due proof of death is received by us;

2.	The date the company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.

The date that legal impediments to payment of proceeds that depend on the action of parties other than the company are resolved and sufficient evidence of the same is provided to the company. Legal impediments to payment include but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy State and Federal reporting requirements.

Base Policy Death Benefit. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person.

Under Option A, the base policy death benefit is the greater of: (a) the base policy face amount; and (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the amount of the base policy death benefit is fixed, except when it is determined by such percentage.

Under Option B, the base policy death benefit is the greater of: (a) the base policy face amount plus the amount in your Policy Account on the date of death of the insured person, and (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the amount of the base policy death benefit is variable.

The percentages referred to above are the percentages from the “Table of Percentages” shown in the “Policy Information” section of this policy for the insured person’s attained age at the beginning of each policy year.

Coverage After Age 121. If this policy is in force on the policy anniversary when the insured person reaches attained age 121 and is not then in default (see the “Grace Period” provision), it will remain in force subject to the policy loan provisions. The death benefit will continue to be determined as described in the “Base Policy Death Benefit” provision. No premium payments (except as needed to keep the policy from terminating), partial withdrawals, changes in face amount or changes in death benefit option will be permitted upon reaching attained age 121 of the insured person; policy loans, loan repayments and transfers may continue to be made. There will be no deductions for cost of insurance or administrative charges. Refer to the Table of Maximum Monthly Deductions from Your Policy Account in the “Policy Information” section of this policy for base policy and rider deductions that may continue after attained age 121 of the insured person.

This policy may not qualify as life insurance if it is continued beyond attained age 121 of the insured person and may be subject to adverse tax consequences. You should consult a tax advisor prior to continuing coverage beyond that time.

ICC20-20-100	PAGE 6

The Premiums You Pay

The minimum initial premium payment shown in the “Policy Information” section of this policy is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time prior to attained age 121 of the insured person while this policy is in force. We will furnish you with a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the “Policy Information” section of this policy. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy’s values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment and except as described in the “Grace Period” provision of this policy.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the “Monthly Deductions” provision of this policy, with a further extension of coverage as described in the “Grace Period” provision of this policy or in any No Lapse Guarantee Rider in effect under this policy.

Limits. Each premium payment after the initial one must be at least the amount shown in the “Policy Information” section of this policy. We may increase this minimum limit 90 days after we send you written notice of such increase. We may limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the Policy Account, as described in the “Base Policy Death Benefit” provision of this policy), unless you provide satisfactory evidence of insurability for the insured person and it would not cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary mortality tables.

We also may refund premium payments or may return excess amounts that we believe would cause this policy to fail to qualify as life insurance under the Code or successor law, unless premiums are necessary to continue coverage.

Allocations to Your Investment Options

You specified your initial premium allocation and deduction allocation percentages in your application for this policy. Unless you change them, these percentages will also apply to later premium and deduction allocations.

Your allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of sum the deduction allocation percentages must each equal 100.

You may change future allocation percentages by written notice to us. The change will take effect on the date we record it.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Your Policy Account and How It Works

Premium Payments. When we receive your premium payments, we deduct an amount not to exceed the charges shown in the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy and any overdue monthly deductions. We will put the balance (the net premium) into your Policy Account as of the business day we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that business day are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the “Policy Information” section of this policy, is received at our Administrative Office.

ICC20-20-100	PAGE 7

Monthly Deductions. At the beginning of each policy month we make a deduction from your Policy Account to cover the charges described below. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon policy delivery, your monthly deductions will commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

•	the monthly administrative charge;

•	the monthly mortality and expense charge;

•	the monthly cost of insurance for the insured person; and • the monthly cost of any benefits provided by riders to this policy.

No monthly deduction will be made for the base policy (except for the mortality and expense charge) on or after the policy anniversary after nearest the 121st birthday of the insured person.

Cost of Insurance. The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the start of the policy month divided by $1,000; plus (b) any flat extra charge shown in the “Policy Information” section of this policy. The net amount at risk at any time is the base policy death benefit (calculated as of that time) minus the amount in your Policy Account at that time, prior to the deduction of item (a) as specified above.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates will be based on a number of factors as described in the “Changes in Policy Cost Factors” provision of this policy. The cost of insurance rates will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk in the “Policy Information” section of this policy.

Reducing the Face Amount of the Base Policy or Changing the Death Benefit Option

You may ask us to reduce the face amount of the base policy or change the death benefit option by writing to us, subject to the following:

1. Starting in the policy year shown in the “Policy Information” section of this policy and while the insured person is less than attained age 121, you may ask us to reduce the base policy face amount, but not to less than the minimum base policy face amount shown in the “Policy Information” section of this policy. Any such reduction in the base policy face amount may not be less than the amount shown in the “Policy Information” section of this policy. We will deduct a proportionate amount of any applicable surrender charge from your Policy Account if you reduce the base policy face amount, as specified in the “Surrender Charges” provision of the policy.

2. Starting in the policy years shown in the “Policy Information” section of this policy, you may ask for a change in the death benefit option while the insured person is less than attained age 121. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect; however, we will not make a change that would reduce the base policy face amount to less than the minimum base policy face amount shown in the “Policy Information” section of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

3. The change will take effect at the start of the policy month that coincides with or next follows the date we approve your request.

4. We may decline to make any change that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline to make any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary mortality tables.

See the “Policy Changes – Applicable Tax Law” provision of this policy for more information.

5. You may ask for a change by completing an application for change, which you can get from your agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

ICC20-20-100	PAGE 8

Cash Surrender Value of Your Policy

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us this policy along with a written request for cancellation or surrender to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.	a statement that makes it clear that you intend to surrender the policy;

2.	the policy number of the policy to be surrendered;

3.	the name of the insured person and your name (if other than the insured person) and address where proceeds should be mailed;

4.

your signature and, if required by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document; and

5.

if the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy.

We will compute the Net Cash Surrender Value as of the date we receive your completed request. All insurance coverage under this policy ends on the date we receive your request.

Surrender Charges. If you give up this policy for its Net Cash Surrender Value before the end of the surrender charge period shown in the “Policy Information” section of this policy, we will deduct a surrender charge from your Policy Account. A table of surrender charges for the initial base policy face amount is shown in the “Policy Information” section of this policy.

We will deduct a proportionate amount of any applicable surrender charge from your Policy Account if the base policy face amount is reduced.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge that is in effect immediately before the reduction. The proportionate surrender charge will not exceed the unloaned amount in the Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the “Policy Information” section of this policy will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change in death benefit option or from a partial withdrawal.

Any deductions for surrender charges will be made in accordance with the “Allocations to Your Investment Options” provision. We will send you a new “Policy Information” section in the event of a reduction in the base policy face amount, which will include any new surrender charges. It will become a part of this policy. We may require you to return this policy to us to make the change.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Therefore, when a loaned amount is taken from an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so deducted and transfer that amount to our GIA.

ICC20-20-100	PAGE 9

Partial Withdrawal. You may ask for a partial withdrawal of the Net Cash Surrender Value by written request starting in the policy year shown in the “Policy Information” section of this policy, while this policy is in force and the insured person is less than attained age 121. Your request for a partial withdrawal will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown in the “Policy Information” section of this policy. We may decline a request for a partial withdrawal if we believe this would cause the policy to fail to qualify as life insurance under applicable tax law. We will decline a request for a partial withdrawal if this would cause a decrease in the base policy face amount to an amount less than the minimum base policy face amount shown in the “Policy Information” section of this policy.

A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn, as well as a reduction in your death benefit. If the death benefit is Option A, and if the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option A, and if the death benefit minus the amount to be withdrawn is not less than the base policy face amount, the base policy face amount will not be reduced as a result of the withdrawal. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

A partial withdrawal and resulting reduction in policy values will take effect on the date we receive your written request. We will send you a new “Policy Information” section if a partial withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to us to make the change.

How a Loan Can Be Made

Policy Loans. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the amount shown in the “Policy Information” section of this policy. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

Carry Over Loans. If this policy was issued based, in whole or part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us, subject to our rules then in effect, will be put into the loaned portion of your Policy Account. For purposes of determining any Premium Charge as described in the “Table of Maximum Deductions from Premium Payments” in the “Policy Information” section of this policy, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the “Right to Examine Policy” provision of this policy, we will deduct any outstanding policy loan and accrued loan interest from that refund.

Loan Value. The loan value on any date before attained age 75 of the insured person is 90% of the Cash Surrender Value on that date, and 100% thereafter. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you ask for an increase to an existing loan, the increase will be added to the existing loan and accrued loan interest.

Your request for a policy loan must be sent in writing to our Administrative Office. You may tell us how much of the requested loan is to be taken from your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will take the loan from your unloaned value in our GIA and your value in each investment fund of our SA on the basis of your deduction allocation percentages then in effect. If we cannot take the loan on the basis of your direction or those percentages, we will take the loan based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

ICC20-20-100	PAGE 10

Loan Interest. Interest on a loan accrues daily at an adjustable loan interest rate we set at the start of each policy year, subject to the following paragraphs. This rate will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the “Published Monthly Average,” as defined below, for the calendar month that ends two months before the date of determination and (2) the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy plus 1% per year. “Published Monthly Average” means the Moody’s Corporate Bond Yield Average – Monthly Average Corporates published by Moody’s Investors Service, Inc., or any successor to it. If such averages are no longer published, we will use such other averages as may be permitted by the Interstate Insurance Product Regulation Commission.

No change in the rate shall be less than 1⁄2 of 1% per year. If the maximum rate exceeds the rate being charged by 1⁄2 of 1% or more, we may increase the rate. If the maximum is lower than the rate being charged by 1⁄2 of 1% or more, we will reduce the rate so it does not exceed the maximum rate. We may set a rate lower than the maximum.

We will notify you of the initial loan interest rate when you take out a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated to your unloaned value in our GIA and your value in each investment fund of our SA on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

Loan Repayment. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were taken from our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the start of a policy month the Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the “Grace Period” provision of this policy will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of the Policy Account may be different than the rate we credit to the unloaned portion of the Policy Account.

ICC20-20-100	PAGE 11

Grace Period and Restoring Your Policy Benefits

Grace Period. At the beginning of each policy month, we compare the Net Policy Account Value to the total monthly deductions described in the “Monthly Deductions” provision of this policy then due. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due. The payment required will be an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against the value in the Policy Account and no policy changes were made.

If we do not receive at least the requested amount postmarked within the grace period, we will: (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records stating that this policy has ended without value.

If we receive at least the requested amount postmarked within the grace period, it will be treated as a loan repayment to the extent that it is less than or equal to any outstanding policy loan and accrued loan interest. The remainder of the payment, if any, will be treated as a premium payment. If your Net Policy Account Value is still insufficient to cover the total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described in “The Insurance Benefit We Pay” provision of this policy.

Restoring Your Policy Benefits. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits while the insured person is alive. In order to restore benefits, you must:

1.	ask for restoration of policy benefits within 3 years from the end of the grace period;

2.	provide evidence of insurability satisfactory to us; and

3.

make the required payment. The required payment will be an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the Premium Charge. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your value in the Policy Account.

We will not restore the policy unless the insured person is alive on the effective date of restoration.

The effective date of the restoration of policy benefits will be at the beginning of the policy month which coincides with or next follows the date we approve your request. We will deduct an amount not to exceed the charges shown in the “Table of Maximum Deductions from Premium Payments” section of the policy from the required payment. Your value in the Policy Account on the date of restoration will be equal to the balance of the required payment. We will start to make monthly deductions again as of the effective date of restoration. The schedule of surrender charges that was applicable on the date of default will also be applicable to the restored policy.

We may decline to restore this policy if we believe it would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline a restoration that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables. See the “Policy Changes – Applicable Tax Law” provision of this policy for more information.

ICC20-20-100	PAGE 12

Other Important Information

Annual Report. For each policy year we will send you without charge a report for this policy that will show the premiums paid and any other information as may be required by state or Federal law, in addition to the following information required by the Interstate Insurance Product Regulation Commission:

1.	the beginning and ending dates of the current report period;

2.	the value of your Policy Account (i.e., any amounts you have in the investment funds of our SA and in our GIA), if any, at the beginning and end of the current report period;

3.

the amounts that have been credited to and debited from your Policy Account during the current report period (such as premium payments, interest credited, cost of insurance charges for the policy and any additional benefits, mortality and expense charges, administrative charges, premium charges, and withdrawals);

4.	the current death benefit at the end of the current report period;

5.	any Cash Surrender Value at the end of the current report period;

6.	any policy loan at the end of the current report period as well as the current loan interest rate at the end of the current report period; and

7.

a notice, if applicable, that the policy may terminate without value before the end of the next reporting period unless additional premiums are paid (assuming the Guaranteed Minimum Interest Rate as the interest rate credited to the loaned portion of the Policy Account, 0.00% net return as the interest rate credited to the unloaned portion of the Policy Account, guaranteed maximum monthly deductions and guaranteed maximum premium charges).

How Benefits are Paid. The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

Your Contract with Us. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the “Policy Information” section of this policy. This policy, any riders or endorsements, the attached copy of the initial application and all subsequent applications to change this policy, and all additional “Policy Information” sections added to this policy, make up the entire contract.

Only our Chairman of the Board, our President or a person authorized by our Board of Directors can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

Policy Changes - Applicable Tax Law. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal Law, this policy must qualify as life insurance under the Code or successor law. Therefore, as stated earlier in this policy, we may decline to accept premium payments, change death benefit options, change the face amount, or permit partial withdrawals that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we may make changes in this policy or its riders (for example, in the percentages referred to in the “Base Policy Death Benefit” provision) or require additional premium payments, or make distributions to you from this policy or change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes. We also may decline any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2017 Commissioners Standard Ordinary Mortality Tables.

Changes in Policy Cost Factors. Changes in policy cost factors (interest rates we credit to the Guaranteed Interest Account and any Holding Account, cost of insurance rates, the premium charge, the administrative charge, any mortality and expense risk charge, any Growth Cap Rates, any Participation Rates, and the rates for any additional benefit riders) will be on a basis that is equitable to all policies belonging to a given class, and will be determined based on reasonable assumptions as to expenses, mortality, investment income, lapses and policy and contract claims associated with morbidity. For the sake of clarity, the assumptions referenced above include taxes, the cost of hedging, longevity, volatility, other market conditions, surrenders, persistency, conversions, disability, accident, illness, inability to perform activities of daily living, and cognitive impairment, if applicable. Any change in policy cost factors will never result in an interest crediting rate, Growth Cap Rate, or Participation Rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be on a prospective basis; that is, any change will be determined based on future anticipated or emerging experience.

ICC20-20-100	PAGE 13

Incontestability. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, in the absence of fraud, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the “Policy Information” section of this policy.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No material misstatement shall be used to contest a claim unless contained in an application.

All statements made by, or by the authority of, the applicant in an application are, in the absence of fraud, representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

Fraud Exception. As the term is used in this policy, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed. This provision applies where permitted by applicable state law.

Misstatement of Age or Sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact while the insured person is alive, we will not make any retrospective recalculation of the value in the Policy Account. However, future monthly deductions from the Policy Account will be based upon the rates for the correct age and sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact on or after the date of death of the insured person, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the correct age and sex.

Suicide Exclusion. If the insured person commits suicide (while sane or insane) within two years after the date of issue shown in the “Policy Information” section of this policy, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest or liens and minus any partial withdrawal.

If the insured person commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

If the insured person commits suicide (while sane or insane) within two years after the effective date of any policy restoration, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid on and after the effective date of restoration, minus any outstanding policy loan and accrued loan interest or liens and minus any partial withdrawal.

How We Measure Policy Periods and Anniversaries. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the “Policy Information” section of this policy. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

How, When and What We May Defer. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed for trading; or (2) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1.	determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2.	determination and payment of any death benefit in excess of the face amount;

3.	payment of loans (except when used to pay premiums to us);

4.	determination of the unit values of the investment funds of our SA; and

5.	any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will add interest at a rate that is not less than the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy to any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

ICC20-20-100	PAGE 14

The Basis We Use for Computation. We provide Cash Surrender Values that are at least equal to those required by the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. We have filed with the Interstate Insurance Product Regulation Commission a detailed statement of the basis of the charges for this policy and of our method of computing the charges, values and benefits of this policy.

We use the 2017 Commissioners Standard Ordinary Male or Female, Composite Ultimate Age Nearest Birthday Mortality Tables as the basis for determining maximum cost of insurance rates, net single premiums and minimum Cash Surrender Values. We take account of the sex, attained age, and class of risk of the insured person. However, the maximum cost of insurance rates and net single premiums do not vary by class of risk of insured persons for risk classifications of Standard or better.

The Guaranteed Minimum Interest Rate we credit to the portion of your Policy Account in our GIA is shown in the “Policy Information” section of this policy.

For policies issued at attained ages 0-17, an insured person’s current cost of insurance rate is not based on that person’s status as a tobacco user or non-tobacco user. Effective with the policy anniversary when that insured person reaches attained age 18, non-tobacco user current cost of insurance rates will be charged for that person. That insured person may also be eligible for a more favorable risk classification, subject to our underwriting rules. For policies issued at attained age 18 or over, an insured person’s current cost of insurance rate takes account of that person’s status as a tobacco user or non-tobacco user.

Change in Risk Classification. Any insured person attained age 18 or older may be eligible for a more favorable risk classification, if available, including a change from tobacco user rates to non-tobacco user rates. Upon request, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those that applied at the time this policy was issued. An application for a change in tobacco user status may be evaluated based on other underwriting criteria as well as tobacco use and may include a definition of tobacco use different from that which applied at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates starting on the effective date of the change.

The change in risk classification, if approved, will take effect at the start of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to us to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

Policy Illustrations. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current non-guaranteed cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We charge an amount not to exceed the amount shown in “Policy Information” section of this policy for each additional illustration requested in a policy year.

Conformity with Interstate Insurance Product Regulation Commission Standards. This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date for this product type is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date.

ICC20-20-100	PAGE 15

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

Home Office: [1290 Avenue of the Americas, New York, New York, 10104]

The Insurance Benefit is payable upon the death of the insured person while this policy is in force. The amount and duration of the death benefit under this policy may be variable or fixed under specified conditions and may increase or decrease. You may pay premiums while the insured person is living and not yet attained age 121. The portion of your Policy Account that is in an investment fund of our Separate Account (SA) will vary up or down in accordance with the experience of the SA; there are no minimum guarantees as to such portion of your Policy Account. The portion of your Policy Account that is in our Guaranteed Interest Account (GIA) will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy. This is a non-participating policy.

ICC20-20-100	PAGE 16

POLICY INFORMATION 1a[EFFECTIVE DATE]

INSURED PERSON	1[RICHARD ROE]

POLICY OWNER	1[RICHARD ROE]

FACE AMOUNT
OF BASE POLICY	1[$100,000]	SEPARATE ACCOUNT 2[FP]

DEATH BENEFIT	1[OPTION A]	ISSUE AGE 1[35]

POLICY NUMBER	1[XX XXX XXX]	SEX 1[MALE]

BENEFICIARY	1[MARGARET ROE]	RATING CLASS: 1[STANDARD,
NON-TOBACCO USER]

REGISTER DATE	1[DECEMBER 1, 2020]	3[STATE DEPARTMENT OF INSURANCE:
(XXX) XXX-XXXX)]
1b[DATE OF ISSUE]	1[DECEMBER 1, 2020 ]

The life insurance qualification test is the 4[Guideline Premium Test].

The minimum base policy face amount is 5[$50,000]. As more fully described later in this policy, you may request starting in the 6[third] policy year, a reduction in the base policy face amount. We will not permit a requested reduction in the base policy face amount unless it is at least 7[$10,000].

As more fully described later in this policy, you may request a change in the death benefit option starting in the: (a) 8[third] policy year, for a change from death benefit Option A to death benefit Option B; and (b) 9[sixth] policy year, for a change from death benefit Option B to death benefit Option A.

10[A minimum initial premium payment of 11[$123.94] is due on or before delivery of the policy.] Each premium payment 12[thereafter] must be at least 13[$50.00].

The planned periodic premium of 14[$200.00] is payable 15[quarterly].

The Guaranteed Minimum Interest Rate we credit to the portion of your Policy Account in our GIA is 1.0% per year.

The minimum loan amount is 16[$500].

Starting in the 17[second] policy year, you may request a partial withdrawal. The minimum partial withdrawal amount is 18[$500].

The maximum additional policy illustration charge is 19[$35].

20[The planned periodic premium shown above may not be sufficient to continue the policy and life insurance coverage in force. The period for which the policy and coverage will continue in force will depend on changes in: (1) the amount, timing and frequency of premium payments; (2) the face amount and the death benefit option; (3) the interest rates credited to our GIA and the investment performance of the investment funds of our SA including the VIO Holding Account; (4) the rate of return applied to any Segment Account at Segment Maturity, and any Market Value Adjustment associated with a loan, monthly deduction, or other distribution prior to Segment Maturity; (5) the monthly deductions from your Policy Account for this policy and any benefits provided by riders to this policy; (6) deductions from premium payments; (7) the VIO Growth Cap Rates and Segment Loss Absorption Threshold Rates; and (8) loan and partial withdrawal activity.]

ICC20-20-100-3	Page 3

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFITS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF ADDITIONAL BENEFIT RIDERS]

The Additional Benefit Riders listed below are included in this policy:

1[No Lapse Guarantee Rider:

No Lapse Guarantee Period: 2[15] years from the Register Date

No Lapse Guarantee Accumulation Rate: 3[0%] per year

See next page for the Table of Guarantee Premiums.

This policy is guaranteed not to lapse during the No Lapse Guarantee Period, subject to the provisions of the No Lapse Guarantee Rider that is part of this policy. See the No Lapse Guarantee Rider for further details.]

4[Policy Continuation Rider

Policy Continuation Rider Trigger Percentage	5[95%]

Accelerated Death Benefit for Long-Term Care Services Rider

6[Initial] Long-Term Care Specified Amount	7[$100,000]

Acceleration Percentage	8[100%]

Benefit Percentage	9[2%]

6[Initial] Maximum Monthly Benefit	10[$2,000]

Accelerated Death Benefit Rider (for Terminal Illness)

Cash Value Plus Rider

Charitable Legacy Rider

If the base policy face amount at the time of the insured’s death is at least $1,000,000, we will pay a charitable benefit amount equal to the lesser of (1) $100,000, and (2) 1% of the base policy face amount at the time of the insured’s death. However, if the base policy face amount at the time of the insured’s death is less than $1,000,000, no charitable benefit amount will be paid.

Disability Rider Waiver of Monthly Deductions

Disability Rider Waiver of Premiums or Monthly Deductions

Substitution of Insured Rider]

ICC20-20-100-3	Page 3.1

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF GUARANTEE PREMIUMS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF GUARANTEE PREMIUMS]

BENEFITS	MONTHLY PREMIUM	1[PREMIUM PERIOD]
No Lapse Guarantee	2[$74.55]	2a[15] Years

3[Accelerated Death Benefit for Long-	3a[$2.50]	3b[15] Years
Term Care Services Rider

Disability Rider Waiver of Monthly	4[$5.40]	4a[15] Years
Deduction

Disability Rider Waiver of Premiums	5[$6.75]	5a[15 Years]]
or Monthly Deductions

You can, within limits, make premium payments at any time and in any amount. However, the monthly premiums shown above are used to determine whether the No Lapse Guarantee will prevent the policy from going into default as described in the No Lapse Guarantee Rider.

If the Net Policy Account Value at the termination of the No Lapse Guarantee period is not sufficient to cover total monthly deductions due at that time, this policy will terminate without value unless an additional payment is made.

6[If the insured person is covered for a loss under the terms of the Disability Rider Waiver of Premiums or Monthly Deductions, the Specified Premium that will be eligible for payment by us will be the No Lapse Guarantee Premium. This amount may decrease, during the No Lapse Guarantee period or thereafter, as the premium costs for any Additional Benefit Riders or Flat Extra charges terminate. In addition, certain policy changes after issue will change the No Lapse Guarantee Premium and Specified Premium.]

7[If the insured person is covered for a loss under the terms of the Disability Rider Waiver of Premiums or Monthly Deductions, the above Specified Premiums will be eligible for payment by us. The Specified Premiums may decrease as the premium costs for any Additional Benefit Riders or Flat Extra charges terminate. In addition, certain policy changes after issue will change the Specified Premiums.]

ICC20-20-100-3	Page 3.2

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFITS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF ADDITIONAL BENEFITS RIDERS]

The Additional Benefit Riders listed below are included in this policy:

Variable Indexed Option Rider	1[Separate Account 67]

Variable Index Benefit Charge:	2[NONE]

Segment Start Date:	3[The 3rd Friday of each calendar month]

Segment Maturity Date:	4[The 3rd Friday of the same calendar month as the calendar month of the Segment Start Date, in the calendar year next following the calendar year of the Segment Start Date]

Guaranteed Participation Rate:	5[100%]

Guaranteed Minimum Growth Cap Rate:	6[6%]

Segment Loss Absorption Threshold Rate:	7[-10%]

Maximum difference between the annual interest rate we credit and the annual loan interest rate we charge on the amount of any loan deducted from a VIO Segment:	8[5%]

VIO Holding Account:	9[EQ/Money Market Variable Investment Fund – Separate Account FP]

Investment fund if we restrict future allocations to the VIO:	10[EQ/Money Market Variable Investment Fund – Separate Account FP]

ICC20-20-100-3	Page 3.3

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFITS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF ADDITIONAL BENEFITS]

HOW THE VARIABLE INDEXED OPTION RIDER

RELATES TO OTHER RIDERS OR ENDORSEMENTS ON YOUR POLICY

1[ACCELERATED DEATH BENEFIT FOR LONG-TERM CARE SERVICES RIDER

Item 6. of subsection (b) entitled “After a Period of Coverage ends:” of the “Effect of Rider Benefits on Policy” provision of the Accelerated Death Benefit for Long-Term Care Services Rider is deleted and replaced by the following: 6. the Accumulated Benefit Lien Amount is reset to zero. If any segments are in effect, they will be terminated with corresponding Market Value Adjustments, and the Segment Values will be reallocated to the investment funds of our SA under the base policy and to the unloaned portion of our GIA based on your premium allocation percentages then in effect.]

2[DISABILITY RIDER WAIVER OF MONTHLY DEDUCTIONS

If monthly deductions are being waived or specified premiums are being paid by us under the terms of a disability rider as of a Segment Start Date, the list of reasons provided in the Variable Indexed Option Rider as to why the Charge Reserve Amount may not be sufficient to cover actual monthly deductions during a Segment Term is expanded to include the following: Actual monthly deductions may vary during a Segment Term to reflect the conditions stated in the disability rider under which monthly deductions will be waived or will not be waived.]

3[DISABILITY RIDER WAIVER OF PREMIUMS OR MONTHLY DEDUCTIONS

If monthly deductions are being waived or specified premiums are being paid by us under the terms of a disability rider as of a Segment Start Date, the list of reasons provided in the Variable Indexed Option Rider as to why the Charge Reserve Amount may not be sufficient to cover actual monthly deductions during a Segment Term is expanded to include the following: Actual monthly deductions may vary during a Segment Term to reflect the conditions stated in the disability rider under which monthly deductions will be waived or will not be waived.]

4[POLICY CONTINUATION RIDER

If the Policy Continuation Rider is in effect, and any Segments are in effect, the Segment Values will be used in place of the Segment Accounts in the calculation of your Policy Account Value, Policy Continuation Charge, and any other calculation involved in determining whether the policy is eligible to go on Policy Continuation. If you exercise Policy Continuation, any remaining Segments will be terminated on the effective date of Policy Continuation with corresponding Market Value Adjustments.]

5[ACCLERATED DEATH BENEFIT RIDER (FOR TERMINAL ILLNESS)

The third paragraph of the “Effect of Accelerated Death Benefit Payment on the Policy” provision of the Accelerated Death Benefit Rider is replaced by the following:

Additionally, if your policy is a variable life policy, the portion of the Cash Surrender Value that is equal to the specified percentage of the lien and is allocated to your values in the investment funds of the SA under the base policy and the Variable Indexed Option Rider will be transferred to and maintained as part of the unloaned portion of the GIA. You may tell us how much of the accelerated payment is to be transferred from your value in each investment fund of our SA under the base policy and your value in the Variable Indexed Option. Units will be redeemed from each investment fund of our SA under the base policy sufficient to cover the amount of the accelerated payment that is allocated to it and transferred to the unloaned portion of the GIA. Any portion of the payment allocated to the Variable Indexed Option based on your instructions will be deducted from any value in the VIO Holding Account and the individual Segments on a pro-rata basis, based on any value in the VIO Holding Account and the current Segment Value of each Segment, and transferred to the unloaned portion of the GIA. Any portion of the payment allocated to an individual Segment will cause a corresponding Segment Market Value Adjustment of the Segment Account. If you do not tell us how to allocate the payment, or if we cannot allocate it based on your directions, we will allocate it based on our rules then in effect.]

ICC20-20-100-3	PAGE 3.4

POLICY INFORMATION CONTINUED—POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE DATE]

1b[THIS REPLACES ANY PREVIOUS DESCRIPTION OF THE INVESTMENT OPTIONS OF

YOUR POLICY]

The amounts put into your Policy Account and deductions from it are allocated to the following investment options at your direction: (1) the investment funds of our Separate Account (SA) and (2) the unloaned portion of our Guaranteed Interest Account (GIA); see the “Allocations to Your Investment Options” provision of this policy.

At any time, the amount in your Policy Account is equal to the sum of the amounts you then have in the investment funds of our SA and in our GIA. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

Our GIA

Amounts held in our GIA become part of the assets of our General Account.

Your Value in Our GIA. The value you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. 1[We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA.

The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the “Changes in Policy Cost Factors” provision of this policy. Such interest rates will not be less than the Guaranteed Minimum Interest Rate shown in the “Policy Information” section of this policy. Once interest above the Guaranteed Minimum Interest Rate is credited, it is non-forfeitable, except indirectly due to any surrender charges incurred.

Interest accrues and is credited on unloaned amounts in our GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown in the “Policy Information” section of this policy. We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 2[1%] less than the loan interest rate we charge.] In no event will we credit less than the Guaranteed Minimum Interest Rate.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Our Separate Account (SA)

We established, and we maintain our SA under the laws of 3[New York]. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts. The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment Funds of Our SA. Our SA consists of investment funds. Each fund may: (1) invest its assets in a separate class of shares of a designated investment company, or companies, or (2) make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

ICC20-20-100-3	Page 3.5

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE DATE]

1b[THIS REPLACES ANY PREVIOUS DESCRIPTION OF THE INVESTMENT OPTIONS OF YOUR POLICY]

Our Separate Account (SA) (continued)

Your Value in the Investment Funds of Our SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund’s unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund’s unit value on the date of the policy transaction.

Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a)

is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b)	is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c)	is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company’s shares held in each investment fund will be the value reported to us by that investment company.

ICC20-20-100-3	Page 3.6

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY 1a[EFFECTIVE DATE]

1b[THIS REPLACES ANY PREVIOUS DESCRIPTION OF THE INVESTMENT OPTIONS OF YOUR POLICY]

1[Investment Expense Reduction

We will apply an Expense Reduction to the investment funds in the calculation of the daily unit values of each investment fund of our SA. The Expense Reduction for each investment fund will be determined based upon the net total annual portfolio operating expense of each investment fund’s corresponding portfolio, in the manner summarized in the table below.

For purposes of determining the Expense Reduction for each investment fund, we will use the net total annual portfolio operating expense of each investment fund’s corresponding portfolio (1) as shown in the portfolio prospectuses dated on or about 2[May 1st] of each calendar year for existing portfolios which are already effective as of that date; or (2) as shown in the initial effective portfolio prospectuses for new portfolios that become effective after that date; whichever is applicable.

The minimum annual Expense Reduction for each investment fund is 3[0.15%]; however, in no event will the annual Expense Reduction for each investment fund exceed the net total annual portfolio operating expenses of each investment fund’s corresponding portfolio as of the date each unit value is calculated.

Net Total Annual Portfolio Operating Expense (before Investment Expense Reduction)	Annual Investment Expense Reduction
7[[Less than 4[0.80%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 5[0.40%]. However, in no event will the annual Investment Expense Reduction exceed the net total annual portfolio operating expenses.]]

4[0.80%] through 6[1.15%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 4[0.80%]].

Greater than 6[1.15%]	Annual Investment Expense Reduction will equal 3[0.15%]].

Changes to Our SA. We may: (1) change or add designated investment companies; (2) add or remove investment funds; (3) withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund; and (4) combine any two or more investment funds.

The term investment fund in this policy will then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We also may:

1.	register or deregister any SA available under this policy under the Investment Company Act of 1940;

2.	run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3.	restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4.

operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of 9[New York] or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval will be on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

ICC20-20-100-3	Page 3.7

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[EFFECTIVE DATE]

1b[THIS REPLACES ANY PREVIOUS DESCRIPTION OF THE TRANSFERS AMONG INVESTMENT OPTIONS]

1[There are two types of transfers under this policy as described below: (1) transfers by written request and (2) automatic transfers:]

Transfers by Written Request

Transfer requests in writing must be sent to us by U.S. mail unless we accept an alternative form of communication (such as Internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address on our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We may:

2[1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2.	require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3.	establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4.	reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5.

restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6.

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.]

At your written request, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the date we receive your written request. 3[However, after the first 3a[two policy years] and if the insured person is less than attained age 3b[65], and provided that the interest rate that we are then crediting to the unloaned portion of our GIA is only the Guaranteed Minimum Interest Rate as shown in the “Policy Information” section of this policy, we may limit the sum of all requested transfers to the unloaned value of our GIA to the greater of (a) 3c[$500.00] and (b) 3d[25%] of the total amount in the variable investment options at the beginning of the policy year. If, during a policy year, this limit becomes effective and you have already transferred to the unloaned value of our GIA an amount greater than or equal to this limit, no additional requested transfers to the unloaned value of our GIA will be permitted for the remainder of that policy year. For purposes of determining the amount that may be transferred, we will not include any Charge Reserve Amount that is then part of the unloaned value in our GIA. You will be given advance written notice if we implement this rule.]

ICC20-20-100-3	Page 3.8

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS 1a[EFFECTIVE DATE]

1b[THIS REPLACES ANY PREVIOUS DESCRIPTION OF TRANSFERS AMONG INVESTMENT OPTIONS]

Transfers by Written Request (continued)

Once during each policy year, you may ask us, by written request, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 1[30 days prior to the policy anniversary and ending 60 days after the policy anniversary]. A transfer request received (1) up to 2[30 days prior to the policy anniversary] will become effective on the policy anniversary; and (2) on or within 3[60 days after the policy anniversary] will become effective on the date the request is received by us. The maximum amount that you may transfer in any policy year is the greatest of (a) 4[$500.00], (b) 5[25%] of the unloaned value in the GIA on the transfer effective date and (c) 6[the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any]. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer: (a) from your value in an investment fund of our SA on any date is the lesser of 7[$500.00] and your value in that investment fund on that date; and (b) from your value in our GIA on any date is the lesser of 8[$500.00] and your unloaned value in our GIA on that date. However, we will waive these minimum transfer amount limitations for an investment fund of our SA or our GIA if the total amount being transferred on that date is at least 9[$500.00].

We may charge up to 10[$25.00] for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not deduct a charge for that transfer.

11[Automatic Transfers

You may elect in your application for this policy to make automatic transfers of amounts from the 11a[EQ/Money Market Variable Investment Fund] into one or more other investment funds of our SA. The initial minimum amount allocated to the 11a[EQ/Money Market Variable Investment Fund] must be at least 11b[$5,000.00] to exercise automatic monthly transfers. Each monthly transfer must be at least 11c[$50.00]. The automatic transfer will take effect on the 11d[first day of the second policy month] and will continue until the amount in the 11a[EQ/Money Market variable investment fund] is depleted.

You may change your automatic transfer instructions at any time by written notice to us and by completing an application for the change. Any change to your automatic transfer instructions will take effect on the 11e[first day of the next policy month.]

11f[Automatic transfers will terminate if any Policy Continuation Rider is in effect under this policy.]]

ICC20-20-100-3	Page 3.9

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS]

Premium Charge:

We deduct an amount not to exceed 1[6%] from each premium payment.

FOR INFORMATION OR TO MAKE A COMPLAINT

ADMINISTRATIVE OFFICE:

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

2[LIFE OPERATIONS

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262

(800) 777-6510

WWW.EQUITABLE.COM]

We will notify you of any change in our address. We will not consider any correspondence you send to us as having been received until it is recorded at our Administrative Office.

Contact for Contract State. Please use the contact information found in the “Policy Information” section if you need to contact the state insurance department where your policy was purchased.

ICC20-20-100-4	Page 4

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT]

2[PERIOD]
Base Policy Cost of Insurance Charge	Maximum monthly cost of insurance rate for the base policy (see Page 4.2) times thousands of base policy net amount at risk.	3[86] Years

Variable Index Segment Account Charge	An amount not to exceed 4[0.1375%] each policy month of each Segment Account while any Segment is in effect.	All Years

Mortality and Expense Charge	An amount not to exceed 5[0.08333%] each policy month during the first 6[ten] policy years, and thereafter an amount not to exceed 5a[0.04166%] each policy month of the amount of your Policy Account that is then allocated to the investment funds of our Separate Account, including the VIO Holding Account and VIO Segment Accounts.	All Years

Administrative Charge	Each policy month during the first policy year: an amount not to exceed 7[$0.17] for each $1,000 of initial base policy face amount plus an amount not to exceed 8[$15.00].	1 Year

	Each policy month during the second and subsequent policy years: an amount not to exceed 9[$0.17] for each $1,000 of initial base policy face amount plus an amount not to exceed 10[$10.00].	3[85] Years

No Lapse Guarantee Rider	None	None

11[Accelerated Death Benefit for Long Term-Care Services Rider	12[$0.49100 times thousands of Net Amount at Risk for Accelerated Death Benefit for Long-Term Care Services Rider]	13[86] Years

Accelerated Death Benefit Rider (For Terminal Illness	None	None

Cash Value Plus Rider	14[$4.00]	15[8] Years

Disability Rider Waiver of Monthly Deductions	Maximum monthly cost as a percentage of monthly deductions (see page 4.2a) times total maximum monthly deductions from Policy Account.	16[30] Years

Disability Rider Waiver of Premiums or Monthly Deductions	17[$6.08]	18 [30] Years

Charitable Legacy Rider	None	None

Substitution of Insured Rider	None	None

Policy Continuation Rider	None	None]

ICC20-20-100-4	Page 4.1

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK 1a[EFFECTIVE DATE]

1b[THIS TABLE REPLACES ANY PREVIOUS TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK]

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[35	0.114170	65	0.890830	95	23.378330
36	0.125000	66	0.982500	96	25.342500
37	0.135000	67	1.079170	97	27.502500
38	0.146670	68	1.185000	98	29.938330
39	0.158330	69	1.303330	99	32.621670
40	0.171670	70	1.440830	100	35.520000
41	0.184170	71	1.604170	101	38.341670
42	0.195000	72	1.795830	102	41.250000
43	0.200000	73	2.016670	103	44.195000
44	0.205830	74	2.265830	104	47.119170
45	0.211670	75	2.540000	105	49.958330
46	0.217500	76	2.835830	106	52.645830
47	0.222500	77	3.155830	107	56.649170
48	0.228330	78	3.504170	108	61.080830
49	0.234170	79	3.895830	109	66.019170
50	0.244170	80	4.344170	110	71.553330
51	0.257500	81	4.863330	111	77.810830
52	0.273330	82	5.436670	112	83.332500
53	0.291670	83	6.152500	113	83.332500
54	0.312500	84	6.980830	114	83.332500
55	0.337500	85	7.943330	115	83.332500
56	0.365830	86	9.060000	116	83.332500
57	0.399170	87	10.337500	117	83.332500
58	0.435830	88	11.782500	118	83.332500
59	0.479170	89	13.349170	119	83.332500
60	0.528330	90	15.024170	120	83.332500
61	0.586670	91	16.756670	121 AND ABOVE	0.000000	]
62	0.650830	92	18.500000
63	0.724170	93	20.243330
64	0.805000	94	21.895830

ICC20-20-100-4	Page 4.2

1[POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM RATES FOR

DISABILITY RIDER WAIVER OF MONTHLY DEDUCTIONS 1a[EFFECTIVE DATE]

MAXIMUM MONTHLY COST OF RIDER AS A PERCENTAGE OF

MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT OF THE POLICY

1b[THIS TABLE REPLACES ANY PREVIOUS MAXIMUM MONTHLY COSTS OF RIDER AS A PERCENTAGE OF

MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT OF THE POLICY]

INSURED PERSON’S ATTAINED AGE	RATE
2[35	12.0%
36	12.0%
37	12.0%
38	12.0%
39	12.0%
40	12.0%
41	13.0%
42	13.0%
43	14.0%
44	15.0%
45	16.0%
46	17.0%
47	18.0%
48	19.0%
49	20.0%
50	22.0%
51	24.0%
52	26.0%
53	28.0%
54	30.0%
55	32.0%
56	36.0%
57	38.0%
58	40.0%
59	44.0%
60	22.0%
61	18.0%
62	12.0%
63	10.0%
64	10.0%]]

ICC20-20-100-4	Page 4.2a

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF SURRENDER CHARGES

FOR THE 1a[INITIAL] BASE POLICY FACE AMOUNT 1b[EFFECTIVE DATE]

1c[THIS TABLE REPLACES ANY PREVIOUS TABLE OF SURRENDER CHARGES. THE SURRENDER CHARGE IN

THE MONTH BEGINNING ON JULY 1, 2022 IS $x,xxx.xx]

BEGINNING OF POLICY YEAR	CHARGE	BEGINNING OF POLICY YEAR	CHARGE
2[1	$1,699.08	6	$969.08
2	1,682.33	7	718.07
3	1,592.33	8	471.07
4	1,392.41	9	267.99
5	1,191.66	10	74.24
		11th year and later	0.00	]

A surrender charge will be deducted from your Policy Account if this policy is given up for its Net Cash Surrender Value before the end of the surrender charge period. The surrender charge period for this policy is the first 3[ten] policy years. The surrender charge in the first policy month of each policy year is shown in the table above. The surrender charge declines in equal monthly amounts within each policy year until it reaches zero in the twelfth month of the final policy year for which a nonzero amount is shown.

If the base policy face amount is reduced within the first 3[ten] policy years, a surrender charge will be deducted from your Policy Account.

See the “Surrender Charges” provision of this policy for a description of surrender charges deducted for face amount reductions.

ICC20-20-100-4	Page 4.4